Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES

CLOSING OF FOLLOW-ON EQUITY OFFERING

CONCORD, CA, March 30, 2006 - Cerus Corporation (NASDAQ: CERS) today announced the closing of a follow-on equity offering in which Cerus sold a total of 5,175,000 shares of common stock at a public offering price of $8.75 per share. The public offering consisted of 4,500,000 shares of common stock and an over-allotment option, which was exercised in full, for an additional 675,000 shares. All the shares were offered and sold by Cerus Corporation under its effective shelf registration statement. The net proceeds to Cerus Corporation from the offering were approximately $42.6 million.

Robert W. Baird & Co. Incorporated acted as book-running and co-lead manager of the offering and JMP Securities LLC acted as co-lead manager of the offering.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of immunotherapy and blood safety that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells.

INTERCEPT and INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding the company’s plans to complete a public offering. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar words or expressions or the negative of these words or expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks related to the progress and results of the Company’s research and development programs and the other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

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